SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2004

Charter Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

000-27927	43-1857213
(Commission File Number)	(I.R.S. Employer Identification Number)

12405 Powerscourt Drive
St. Louis, Missouri   63131
(Address of principal executive offices including zip code)

(314) 965-0555
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

ITEM 5. OTHER ITEMS.

As part of our acquisition of the cable television systems owned by Bresnan Communications Company Limited Partnership in February 2000, CC VIII, LLC, our indirect limited liability company subsidiary, issued Class A Preferred Membership Interests (collectively, the "CC VIII interest") with a value and an initial capital account of approximately $630 million to certain sellers affiliated with AT&T Broadband, now owned by Comcast Corporation (the "Comcast sellers"). While held by the Comcast sellers, the CC VIII interest was entitled to a 2% priority return on its initial capital account and such priority return was entitled to preferential distributions from available cash and upon liquidation of CC VIII, LLC. While held by the Comcast sellers, the CC VIII interest generally did not share in the profits and losses of CC VIII, LLC. Mr. Allen granted the Comcast sellers the right to sell to him the CC VIII interest for approximately $630 million plus 4.5% interest annually from February 2000 (the "Comcast put right"). In April 2002, the Comcast sellers exercised the Comcast put right in full, and this transaction was consummated on June 6, 2003. Accordingly, Mr. Allen has become the holder of the CC VIII interest, indirectly through an affiliate. Consequently, subject to the matters referenced in the next paragraph, Mr. Allen generally thereafter will be allocated his pro rata share (based on number of membership interests outstanding) of profits or losses of CC VIII, LLC. In the event of a liquidation of CC VIII, LLC, Mr. Allen would not be entitled to any priority distributions (except with respect to the 2% priority return, as to which such priority would continue to accrete), and Mr. Allen's share of any remaining distributions in liquidation will be equal to the initial capital account of the Comcast sellers of approximately $630 million, increased or decreased by Mr. Allen's pro rata share of CC VIII, LLC's profits or losses (as computed for capital account purposes) after June 6, 2003. At September 30, 2003, Mr. Allen's CC VIII interest was $678 million. The limited liability company agreement of CC VIII, LLC does not provide for a mandatory redemption of the CC VIII interest.

An issue has arisen as to whether the documentation for the Bresnan transaction was correct and complete with regard to the ultimate ownership of the CC VIII interest following consummation of the Comcast put right. The board of directors of Charter Communications, Inc. ("Charter") formed a Special Committee (currently comprised of Messrs. Tory, Wangberg and Merritt) to investigate and take any other appropriate action on behalf of Charter with respect to this matter. After conducting an investigation of the facts and circumstances relating to this matter, the Special Committee has determined that, due to a mistake that occurred in the preparation of the Bresnan transaction documents, Charter should seek the reformation of certain contractual provisions in such documents and has notified Mr. Allen of this conclusion. The Special Committee also has determined that, as part of such contract reformation, Mr. Allen should be required to contribute the CC VIII interest to Charter Communications Holding Company in exchange for 24,273,943 Charter Communications Holding Company membership units. The Special Committee also has recommended to the Board of Directors of Charter that, to the extent the contract reformation is achieved, the Board of Directors should consider whether the CC VIII interest should ultimately be held by Charter Communications Holding Company, LLC or Charter Communications Holdings or another entity owned directly or indirectly by them. Mr. Allen has notified the Special Committee that he disagrees with the Special Committee's determinations. The parties engaged in a process of non-binding mediation to seek to resolve this matter, without success.

The Special Committee is evaluating what further actions or processes it may undertake to resolve this dispute. To accommodate further deliberation, the parties have agreed to extend the previously disclosed date of February 6, 2004 for the possible initiation of legal proceedings, and each party has agreed to refrain from initiating legal proceedings over this matter until it has given at least ten days' prior notice to the other. If the Special Committee and Mr. Allen are unable to reach a resolution of the dispute or agreement on an alternative process to resolve the dispute, the Special Committee presently intends to seek resolution of this dispute through judicial proceedings in an action that would be commenced, after appropriate notice, in the Delaware Court of Chancery against Mr. Allen and his affiliates seeking contract reformation, declaratory relief as to the respective rights of the parties regarding this dispute and alternative forms of legal and equitable relief.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Charter Communications, Inc. has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

CHARTER COMMUNICATIONS, INC.,
Registrant

Dated: February 2, 2004

By: /s/ Michael P. Huseby
Name: Michael P. Huseby
Title: Executive Vice President and Chief
Financial Officer